NET LNNX, INC.
              FORMERLY CHESTER COUNTY SECURITY FUND, INC.
                    NOTES TO FINANCIAL STATEMENTS

December 31, 1995


A   -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Chester County Security Fund, Inc. (the
"Company") was a wholly-owned subsidiary of Corporate
Investment Company on December 31, 1988.  On May 5, 1989
Corporate Investment Company distributed all of the outstanding stock of the Company to the shareholders of Corporate Investment Company as a one share stock for stock dividend.

Business - The Company is a holding company organized under the laws of Pennsylvania. It has conducted virtually no business operation in the past three years, other than its efforts to seek merger partners.

Income (Loss) per Common Share - Income or loss per common share is computed using the weighted average number of common shares outstanding during each period. There are no common stock equivalents or other dilutive securities outstanding during 1993, 1994 or 1995.


B   -   EXPENSES OF OPERATIONS

During 1995, many normal operating expenses, such as accounting fees to prepare SEC filings and tax returns, legal expenses, state franchise expenses, etc., were paid by a company under the control of the controlling shareholders.

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C   -   SUBSEQUENT EVENT

On December 29, 1995, the former directors authorized the issuance of 83.5% of the authorized stock to Robert C. Hackney in consideration for him exchanging his controlling interest in Communications/USA, Inc. The former directors resigned and Mr. Hackney was appointed President and sole director. During January 1996, the cash on the balance sheet was disbursed for expenses of the transfer of control. The name of the Company was changed to Net Lnnx, Inc. and Communications/USA, Inc. began operating as a subsidiary of Net Lnnx, Inc. On January 3, 1966, the Company had a 1 for 20 reverse stock split.

Summary financial for Communications/USA, Inc. as of October
31, 1995 is as follows:


Current Assets                  $ 177,070

Property and Equipment          $78,106

Total Assets                    $4,335,121

Current Liabilities             $ 634,669

Long Term Liabilities           $346,160

Shareholders Equity             $3,374,292

Total Liabilities and Equity    $4,335,121